Exhibit 99.1

One University Plaza, Suite 400 Hackensack, NJ 007601

For Immediate Release

CAPRIUS APPOINTS TWO SEASONED SALES & MARKETING EXECUTIVES

- Executives Bring Experience in Medical and Waste Sales -

HACKENSACK, NJ - September 18, 2006 -- Caprius, Inc. (OTCBB: CAPS) announced the appointment of two seasoned sales and marketing executives to its operating subsidiary, MCM Environmental Technologies, Inc. (“MCM”), to accelerate the adoption of its proprietary on-site medical waste disposal technology in the marketplace.

Ishai Nir has been appointed to the position of Vice President-Marketing for MCM. Formerly, Mr. Nir was Development Manager with C Technologies where he sold fiber optic component products to the pharmaceutical industry. Before that, Mr. Nir spent 11 years in roles of increased responsibility at Princeton Instruments, Inc./Roper Scientific, where he rose from the position of Research Scientist to Vice President of Marketing and International Sales.

Caprius also announced the appointment of Paul Sparks to the position of Regional Director of Sales for MCM. Most recently, Mr. Sparks served as Technical Sales Territory Manager for San-I-Pak World Health Systems where he was responsible for sales of custom designed capital equipment for on-site treatment of regulated medical waste. Prior to that time, Mr. Sparks was Sourcing Manager for Recycle America Alliance/Waste Management Inc. where he identified and solicited independent waste haulers to use company recycling facilities.

George Aaron, President and CEO, stated, “With the majority of our state approvals in place, we are now very focused on accelerating the introduction of our proprietary SteriMed products to the domestic marketplace. Ishai and Paul both bring to the Company broad experience. Ishai brings considerable expertise in the marketing of sophisticated and technical products which will prove valuable as we look to drive domestic sales. Paul’s background in the waste and medical waste markets will help MCM focus on and penetrate the niche market segments which the Company has identified.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts
Beverly Tkaczenko	John G. Nesbett
Caprius, Inc. Tel: (201) 342-0900, ext. 307 Email: beverlyt@caprius.com	Institutional Marketing Services Tel: (212) 668-0813 Email: jnesbett@institutionalms.com